Exhibit 10.17

COMPUTER ASSOCIATES INTERNATIONAL, INC.

HOMEOWNER’S RELOCATION POLICY ADDENDUM

Guaranteed Buyout Program

(Exception Basis ONLY)

Introduction

You are eligible to receive certain relocation benefits provided by Computer Associates International, Inc. (the “Company”) pursuant to the applicable Homeowner’s Relocation Policy. In addition, senior management has determined to provide to you the Guaranteed Buyout Program described below. The Guaranteed Buyout Program is a benefit provided to you in addition to those benefits already provided to you pursuant to the applicable Homeowner’s Relocation Policy and should be read in conjunction with that policy. The Guaranteed Buyout process commences when the appraisal of your home is ordered. The Guaranteed Buyout Program features and options available to you are described below.

Guaranteed Buyout Program Eligibility

The Guaranteed Buyout program is available to assist you with the sale of your principal residence. Your principal residence must be a one- or two-family dwelling, condominium or townhouse. You must have good and marketable title to the residence and the property must be in saleable condition (all construction completed, eligible for lender financing, etc.).

Some properties are not eligible for the Guaranteed Buyout Program without special approval from Human Resources. For example:

•  Multiple dwellings (more than two units)
•  Homes with excessive acreage
•  Farms
•  Mobile homes
•  Cooperative apartments
•  Vacation homes
•  Income or investment properties
•  Vacant land
•  Properties with hazardous substances that cannot be remedied
•  Other "special" properties

If you have any questions on program eligibility, please consult your Counselor.

Selling Your Current Home

Contact your Counselor before you proceed. For you to be eligible for the Guaranteed Buyout Program, the Company requires your participation in the Weichert Relocation Company (“WRRI”) Home Marketing Assistance Program. Do not contact any real estate agent, request a market analysis on your home or sign a Listing Agreement before contacting your Counselor.

The Company recognizes the importance of selling your home at the best possible price and has developed a program in partnership with WRRI to maximize your opportunity for success and to help you to locate a buyer (referred to as an “Employee-Generated Sale”). The program also provides you with a Guaranteed Offer (as described below) in the event you are unable to locate a buyer.

Guaranteed Offer

After the Home Marketing Assistance Program has been initiated, you may begin the Guaranteed Offer process. The Guaranteed Offer provides you with a safety-net alternative for the sale of your home if you are not successful in generating a sale. This Guaranteed Offer will remain valid for a period of 60 days. You are required to actively market your home through the Home Marketing Assistance program for 60 days prior to accepting the Guaranteed Offer. Following are the main features of the Guaranteed Offer program which your Counselor will explain in detail.

Choice of Appraisers

WRRI will provide you with a list of independent appraisers who specialize in residential relocation appraisals and whose accuracy and performance are monitored by WRRI on an on-going basis. You may select two appraisers from the approved list. Your Counselor will order the appraisals after being notified of your choices.

The designated appraisers will contact you directly to arrange for an appointment to visit your property. You are encouraged to be at home at the time of the appraisal inspection and you may provide the appraisers with comparable sales and listings for consideration. Your listing broker can provide you with this information during the initial market analysis.

Guaranteed Offer Calculation

The Guaranteed Offer will be determined by averaging the results of two independent appraisals. If the difference between the appraisals is greater than 5%, a third appraisal shall be obtained. The average of the two closest appraisals will determine the Guaranteed Offer. The appraisers will evaluate among other factors: current market conditions, the condition of your property, supply and demand for housing in the local area, and the prices and terms of recent comparable sales.

In addition to the appraisals, WRRI will order and complete inspections as required by law or local custom, or as recommended by the appraisers. These may include, but not be limited to, structural, termite, well and septic inspections. You are also required to complete and furnish to WRRI a Property Condition Disclosure Report with respect to the property.

Once the appraisals, inspections and Property Condition Disclosure Report have been completed and reviewed by WRRI, your Counselor will advise you of the amount of the Guaranteed Offer. This process usually takes about two to three weeks. A formal package of information detailing the terms and conditions of the Guaranteed Offer along with a Contract of Sale, and other documents necessary to complete an Amended Value Sale (described below) or acceptance of the Guaranteed Offer will be forwarded to you. You will also receive a copy of the appraisal reports upon request. The documents you receive and the procedures to be followed will be substantially the same as are provided under the “Selling Your Home” portion of the Homeowner’s Relocation Policy applicable to U.S. locations.

Guaranteed Offer Acceptance

You may accept the Guaranteed Offer any time after the 60 day required marketing period and prior to the Guaranteed Offer expiration date. Once you have accepted the Guaranteed Offer, you have 30 days within which to vacate the premises. During this period, you are responsible for normal carrying charges (i.e. mortgage interest, utilities, maintenance, prorated taxes and insurance) on your home until the vacating date.

Upon accepting the Guaranteed Offer, your listing agreement with the broker will terminate. WRRI will arrange to have your home listed for sale. Your cooperation is required in allowing your home to be shown by appointment during reasonable hours while you are in occupancy of your home.

WRRI’s attorneys will forward documents to you which must be signed by you (and any co-owner), notarized and returned to them. These documents allow WRRI to complete the transaction of selling your home without you having to be present. No other closing involvement will generally be required on your part. All requested documents must be signed and returned before your final equity can be funded. If you receive any bills or notices after your vacating date and WRRI’s possession date, contact your Counselor who will assist you in resolving them.

If you decide to reject the Guaranteed Offer and allow the Guaranteed Offer to expire, discuss this option carefully with your Counselor. No further Guaranteed Offer(s) will be made available to you. In addition, you will no longer be eligible for the Home Sale Incentive program (described below).

Employee-Generated/Amended Value Sale

If you receive an offer on your home, DO NOT SIGN ANY CONTRACT OR ACCEPT ANY EARNEST MONEY DEPOSIT. Contact your Counselor immediately.

Your Counselor will review the terms of the offer and determine if the buyer is financially qualified to purchase your property. Once the offer is determined to be acceptable, your Counselor will assist you with the sale of your home.

When you have either:

(A)  1.  Received an offer during the home marketing period (but before receipt of the Guaranteed Offer) that is acceptable to you, and

2.  You have not signed any contract with, or accepted any earnest money deposit from, that buyer;

or

(B)  1.  Received an offer during the home marking period (that is at least 97% of the amount of your Guaranteed Offer) that is acceptable to you, and

2.  You have not signed any contract with or accepted any earnest money deposit from that buyer;

you can accept the WRRI offer for your home.

Under an Amended Value Sale, WRRI will revise or amend the Guaranteed Offer to reflect the terms of the offer (on a cash equivalent basis), buy your home from you and then attempt to close with the buyer assuming all the risks of the transaction. You receive the highest value possible for your home, your full equity is funded, and you will be relieved of the burden of closing.

Vacating Your Home

When you receive a Guaranteed Offer, you will have 30 days from the date WRRI is in receipt of your signed contract of sale to vacate the home. In an Amended Value Sale, the closing/possession date will be determined by the agreement with the buyer.

In either case, there are a number of details you need to discuss with your Counselor before you vacate regarding:

•  homeowner’s insurance,
•  automatic deductions of mortgage payments and mortgage life insurance payments,
•  utility transfers, and
•  Disposition of your house keys.

Home Sale Incentive

If you are successful in obtaining an Amended Value Sale, you may be eligible to receive an incentive payment equal to 2% of the sales price of the home subject to a maximum payment of $8,000 (the “Home Sale Incentive”). The Home Sale Incentive is offered in recognition of your efforts in finding a buyer for your home through your participation in the Home Marketing Assistance program.

Your Counselor will initiate payment of the Home Sale Incentive subject to the following guidelines:

•  You must sell your home to an unrelated third party and must not retain your home for investment or personal reasons.
•  You must not sign any contract or accept any earnest money deposit.
•  You must secure a bona fide contract of sale for your residence.
•  The Employee-Generated sale price must be at least 97% of the Guaranteed Offer.

The Home Sale Incentive payment is based on the actual Amended Value sale price indicated on the Contract of Sale and is paid at the time final equity is funded.

As stated in the introduction, further details may be available in the applicable Homeowner’s Relocation Policy. If you have any questions, you should contact your counselor.

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